Exhibit 99.1

Sharps Technology Issues Letter to Shareholders Covering the Announced Asset Purchase Agreement to Acquire InjectEZ Prefillable Syringe Manufacturing Facility and the Associated $400 Million 10-Year Purchase Agreement with Nephron Pharmaceuticals

Transformative acquisition and purchase order enables Sharps to commercialize its innovative copolymer prefillable syringe systems to the healthcare market

Company has a capitalization strategy through debt that has resulted in a signed term sheet with a leading middle-market lender for up to $75 Million

NEW YORK, September 28, 2023 (GLOBE NEWSWIRE) — Sharps Technology, Inc. (the “Company”) (NASDAQ: “STSS” and “STSSW”), an innovative medical device and drug delivery Company offering patented, best-in-class syringe products, issues a shareholder update from Robert Hayes, the Company’s Chief Executive Officer.

Dear Fellow Shareholders:

I am pleased to update you on Sharps’ recently signed Asset Purchase Agreement to acquire the InjectEZ facility , a specialty prefillable syringe manufacturing facility, and the associated $400 Million 10-year purchase agreement with Nephron Pharmaceuticals. This is a transformative, strategic set of events for Sharps and our shareholders, and I hope you share the enthusiasm I have for our future. I remain committed to the vision I had upon signing the partnership with Nephron and will stay the course through the Company’s transition to commercialization in early 2024. The signed agreements with Nephron advance the manufacturing and research partnership that we announced in November 2022, and reinforce our commitment to product innovation, advanced manufacturing, and commercialization. In this letter, I will provide key highlights about the Company’s vision, the proposed transaction, and the Company’s ongoing operations.

Strategic Partnership with Nephron Continues:

Our relationship with Nephron has strengthened since the signing of the initial agreement last year. Through the successful completion of the Asset Purchase Agreement and the 10-year purchase agreement, we will have a full partnership that will provide a strong baseline of revenue for Sharps for many years, supported by the $400 Million commitment from Nephron for the period. With full control of the InjectEZ facility through this transaction and the capacity from our wholly owned manufacturing facility in Hungary, Sharps will have the ability to supply Nephron with their prefilled syringe needs and also commercialize our smart safety syringe products to the broader healthcare syringe market. The agreement will leverage synergies from both companies and enable Sharps to commercially enter the prefilled syringe landscape with strength and ahead of plan.

Long-Term Revenue Stability and Growth:

A key component of the InjectEZ acquisition is the 10-year purchase agreement with Nephron and their commitment for minimum orders of more than $400 Million over the period. Nephron has committed to purchasing 10mL and 50mL prefillable copolymer syringes, with initial product delivery scheduled for the first quarter of 2024 and revenue for the first twelve months totaling approximately $30 Million. Subsequent shipments will continue until at least December of 2033 with minimum annual revenue of approximately $45 Million per year. In addition to the purchase agreement, Sharps will benefit from supplying Nephron because of their valued brand in the healthcare industry and leadership in areas such as 503B outsourcing, respiratory medicine, diagnostic kits, and specialty drug delivery solutions. As a company that is transitioning from research and development to commercialization, this is a significant development that will have a meaningful impact on Sharps’ revenue and profitability. We anticipate Nephron’s start-up volume to be approximately 60% of our initial planned manufacturing capacity, which will provide Sharps with the ability to fully service Nephron’s needs and to also sign purchase orders for our products from other companies in the healthcare market. Looking ahead, our team has begun working on expansion at the InjectEZ operation to provide for the additional planned capacity needed to service strategic customers in the branded and specialty Pharma space. Through this transformation and growth, we are committed to producing innovative drug delivery solutions for the healthcare sector, including smaller specialty configurations for biotech, ophthalmology, and cosmetic medicine.

Strength Through Acquiring InjectEZ:

Owning and operating the InjectEZ manufacturing facility will be a gamechanger for Sharps. Located on Nephron’s campus in West Columbia, South Carolina, the InjectEZ facility is a state-of-the-art manufacturing facility and one of the only fully dedicated specialized copolymer pre-filled syringe manufacturing plants in North America. The operation has fully automated pre-fillable syringe system manufacturing capabilities that include ISO cleanrooms for all key areas including injection molding, high speed automated assembly, and specialty packaging that include the use of Husky molding machines and Hahn automation. Looking ahead, our team has begun planning for expansion at InjectEZ to provide for additional capacity and expand our ability to service customers outside of Nephron. We have plans for expansion that will double our capacity from the current 45 Million to 90 Million units per year and expand the range of products to include specialty 0.5mL and 1.0mL formats and custom configurations.

Financing Strategy:

Our capitalization strategy for the InjectEZ transaction will use debt and preferred stock financing, while seeking to limit dilutive financings to fund working capital needs. As stated in the press release on September 28, 2023, we have worked through a multi-month financing process that has resulted in a signed term sheet with a leading middle-market lender for up to $75 Million in debt financing. Proceeds from the financing will be used for the acquisition of InjectEZ, non-dilutive working capital, and facility enhancements. Through the recent $5.6 Million raise, we are in a comfortable position with the working capital needed on hand as we work to close the debt financing. We are working through this process with diligence and will provide updates as developments advance. We have also reached an agreement with Nephron’s Bill and Lou Kennedy to let Sharps begin critical work on the facility and start up product development activities prior to closing the deal. This will allow for timely activities to be completed as soon as possible, per the agreed upon schedule. We will use part of the $5.6 Million raise to complete several of these milestones.

Increasing Capacity for a Growing Prefillable Syringe Market:

Current capacity levels at InjectEZ will fully support orders from Nephron, as well as our current projections for additional business from the open healthcare market for 2024 through 2026. We have design plans in place to double our capacity from 45 Million to 90 Million units per year, which we are forecasting to be in place in late 2026. The additional capacity will be used to serve our core business focus within the 503B and pharmaceutical segments of the healthcare industry, including specialty small volume pieces, infusion pumps, and novel drug delivery systems. Market research is forecasting for significant growth within the prefillable syringe segment, with product demand outstripping supply for the foreseeable future. The prefilled syringe market is a niche sub-industry within the healthcare sector that is growing faster than GDP, specifically within the copolymer segment of the market that Sharps will serve. We are excited for the opportunities for Sharps within this segment, as prefillable syringe capacity is at a premium due to the global lack of capacity, increasing demand, and technical challenges in production that our team has a wealth of experience in.

Accelerating Operations in Europe:

Operations at our wholly owned facility in Hungary are moving forward and hitting milestones as planned. We continue to manufacture and export our patented line of ultra-low waste, smart safety disposable syringe products for commercial use. In the first half of 2024, Sharps will introduce the Sologard Locking Plus syringe, a specialty FDA and WHO approved syringe system that will be offered in 3mL to 10mL barrel volumes. The team is also working to advance the facility to manufacture new product configurations and have identified opportunities for specialized size and technology options for our segment of the market. The facility has sufficient capacity for our growing needs and will be vital in supporting our efforts at the InjectEZ facility as we begin to execute on commercialization. While we remain committed to developing and commercializing disposable smart safety syringe technologies for the healthcare market, the opportunity to accelerate our prefillable syringe strategy, with support from the Hungary facility, will take priority in the near term to support our partnership with Nephron.

Conclusion:

We are at a pivotal time in our Company’s history and the recent transactions position Sharps for exciting commercial growth. I would like to thank Bill and Lou Kennedy at Nephron for their continued support and shared commitment to bringing our specialized products to the market. We look forward to providing updates as we move ahead with our plans. I want to give my sincere thanks to our shareholders for their continued support of Sharps Technology.

About Sharps Technology:

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and has partnered with Nephron Pharmaceuticals to expand its manufacturing capacity in the U.S. For additional information, please visit www.sharpstechnology.com.

Forward-Looking Statements:

This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,”“poised” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity, and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

US Investor Relations:

Adam Holdsworth, Managing Director	Craig Brelsford, Specialist
TraDigital IR	RedChip Companies Inc.
adam@tradigitalir.com	craig@redchip.com